EXHIBIT 99.1

Contact:	LeAnne Zumwalt Investor Relations DaVita Inc. 310 750-2072

DAVITA INC. CALLS FOR REDEMPTION OF

5 5/8% CONVERTIBLE SUBORDINATED NOTES

TORRANCE, CA, June 19, 2003 — DaVita Inc. (NYSE: DVA) today announced that Renal Treatment Centers, Inc., its wholly-owned subsidiary, is calling for redemption of its 5 5/8% Convertible Subordinated Notes due 2006 (the “Notes”) as of July 15, 2003. The aggregate principal amount outstanding of the Notes is $125 million. The CUSIP number for the Notes is 759671AC4.

Prior to 5:00 p.m., Philadelphia time, on July 14, 2003, holders may convert their Notes into shares of DaVita common stock at a price of $25.62 per share. Any Notes not converted on or before 5:00 p.m., Philadelphia time, on July 14, 2003, automatically will be redeemed on July 15, 2003, and no further interest will accrue. Upon redemption, holders will receive a total of $1,016.90 per $1,000 principal amount of Notes.

A Notice of Redemption is being sent to all registered holders of the Notes. Copies of the Notice of Redemption may be obtained from JP Morgan Trust Company National Association by calling bondholder inquiry services at 1-800-275-2048.

DaVita is a leading provider of dialysis services for patients suffering from chronic kidney failure. The Company owns and operates kidney dialysis centers and home peritoneal dialysis programs domestically in 33 states, as well as Washington, D.C. As of March 31, 2003, DaVita operates 523 outpatient facilities serving 45,000 patients, including 3,300 patients in 30 centers under management.